Exhibit 99.1

FOR IMMEDIATE RELEASE

JAGGED PEAK, INC. ANNOUNCES $4 MILLION OF REVENUE IN FIRST QUARTER OF 2009

•	QUARTER OVER QUARTER REVENUE GROWTH

•	POSITIVE CASH FLOW FROM OPERATIONS

TAMPA, FL–May 11, 2009–Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise commerce, demand management, and fulfillment solutions and services, announced financial results for the first quarter ended March 27, 2009.

Net revenues for the 13-week period increased to approximately $4.0 million, compared to approximately $3.9 million for the same period last year. The increase in revenue is primarily related to a significant increase in order volume and the addition of new technology customers. Gross profit margin increased to 26% of sales from 24% of sales due to increased order volume and increased production efficiency.

Jagged Peak reported operating loss of $100,700 for the quarter ended March 27, 2009 compared to operating income of $4,400 during the same prior year period. Selling, General and Administrative expenses, as a percentage of sales, were 28% for the quarter, compared to 24% for the same quarter last year. The Company reported a net loss of approximately $147,400, or $(0.01) per weighted average share, compared with a net loss of $85,500, or $(0.01) per weighted average share for the same period last year.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc. commented, “We were able to maintain our overall sales momentum during the first quarter of 2009 despite the overall weakness in the global economy. We have adjusted and aligned our sales and marketing efforts to be more focused on certain sectors of industries that are less affected from the overall economical downturn. We are seeing the results of these adjustments and we continue to be cautiously optimistic about Jagged Peak’s 2009 performance.”

Mr. Demirdjian continued, “Jagged Peak is being recognized as a leader in the industry with our Achieving Customer Experience Superiority (“ACES”) philosophy. Our ACES standards can be found at http://aces.jaggedpeak.com. Aces is an example of our continued efforts to create a best of breed Technology and Supply Chain Company that sets ourselves apart from the competition.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “During tough economic conditions, we were able to maintain our revenue and improve our gross profit margin. We continue to expand our North American distribution points and expect to add three new warehouses in 2009. Despite the economy, we continue to invest in our future and what management sees as great opportunities in the market, which has caused our selling, general and administrative expenses to increase as a percentage of sales. Many of these expenses are non-recurring and related to the establishment of new products and markets; regardless of these expenses, management expects to have positive net income from operations for 2009. We will continue to focus on positive cash flow from operations to ensure the stability and the financial health of the Company.”

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), is a global provider of enterprise commerce, demand management, and fulfillment logistics solutions and services. The Company’s flagship product, EDGE (E-business Dynamic Global Engine), is a completely web-based software application that enables companies to automate and optimize order management, inventory and fulfillment business processes across multiple distribution points, customers, suppliers, and partners in real-time.

Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 26, 2008.

Company Contact:	Investor Relations Contact:

Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
813.637.6900	813.637.6900

-Tables Follow-

Jagged Peak, Inc.

Statements of Operations (Unaudited)

	Thirteen Weeks Ended
	March 27, 2009	March 28, 2008
Revenue	$4,007,800	$3,942,000
Cost of revenues	2,984,900	3,008,200

Gross profit	1,022,900	933,800

Operating expenses:
General and administrative expenses	1,123,600	929,400

Operating (loss) income	(100,700)	4,400

Other expenses:
Interest expense	115,200	126,700

Total other expenses	115,200	126,700

Loss before tax benefit	(215,900)	(122,300)

Provision for income tax benefit	(68,500)	(36,800)
Net loss	$(147,400)	$(85,500)

Weighted average number of common shares outstanding – basic & fully diluted	14,677,594	14,627,594

Net loss per share – basic & fully diluted	$(0.01)	$(0.01)

Jagged Peak, Inc.

Balance Sheets

	March 27, 2009 (Unaudited)	December 26, 2008 (Audited)
Assets
Current assets:
Cash	$189,700	$126,500
Accounts receivable, net of allowance for doubtful accounts of $230,000 at March 27, 2009 and December 26, 2008, respectively	1,338,300	1,923,800
Other receivables	111,500	135,000
Work in process, net of allowance of $30,000 at March 27, 2009 and December 26, 2008, respectively	203,400	149,700
Deferred tax asset	268,600	268,600
Other current assets	403,800	443,800

Total current assets	2,515,300	3,047,400

Property and equipment, net of accumulated depreciation of $1,936,300 and $1,885,700 at March 27, 2009 and December 26, 2008, respectively	315,300	327,400

Other assets:
EDGE application, net of accumulated amortization of $1,325,100 and $1,318,100 at March 27, 2009 and December 26, 2008, respectively	157,300	79,400
Deferred tax asset	1,207,600	1,138,700

Total long-term assets	1,680,200	1,545,500
Total assets	$4,195,500	$4,592,900

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$1,217,700	$1,641,500
Accrued payroll and bonuses	463,400	407,800
Other accrued expenses	71,500	61,900
Revolving note, $261,000 and $1,000,000 was available at March 27, 2009 and December 26, 2008, respectively	173,800	0

Deferred rent	25,500	34,900
Notes payable	1,280,000	1,415,000
Deferred revenue and customer deposits	679,300	600,200

Total current liabilities	3,911,200	4,161,300

Long-term liabilities:
Deferred rent, long term	57,300	57,200

Total long-term liabilities	57,300	57,200

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding at March 27, 2009 and December 26, 2008
Common stock, $.001 par value; 70,000,000 shares authorized; 14,677,594 shares issued and outstanding at March 27, 2009 and December 26, 2008	14,800	14,800
Additional paid-in capital	3,388,400	3,388,400
Accumulated deficit	(3,176,200)	(3,028,800)

Total stockholders’ equity	227,000	374,400
Total liabilities and stockholders’ equity	$4,195,500	$4,592,900